Exhibit 99.1

NEWS MEDIA CONTACT:
Sears Holdings Public Relations
(847) 286-8371

                         FOR IMMEDIATE RELEASE:
June 8, 2015

SEARS HOLDINGS REPORTS FIRST QUARTER 2015 RESULTS

HOFFMAN ESTATES, Ill. - Sears Holdings Corporation (NASDAQ: SHLD) today announced financial results for its first quarter ended May 2, 2015. As a supplement to this announcement, a presentation, pre-recorded conference and audio webcast are available at our website http://searsholdings.com/invest.
In summary, we reported:

•
Domestic Adjusted EBITDA of $(141) million in the first quarter of 2015 compared to $(178) million in the prior year first quarter, which is the third consecutive quarter of improved EBITDA performance on a year-over-year basis;

•
Net loss attributable to Sears Holdings' shareholders of $303 million ($2.85 loss per diluted share) for the first quarter of 2015 compared to a loss of $402 million ($3.79 loss per diluted share) for the prior year first quarter;

•	Sales to Shop Your Way® members in Sears Full-line and Kmart stores were 74% of eligible sales for the first quarter;

•
Kmart and Sears Domestic comparable store sales declined 7.0% and 14.5%, respectively, in the first quarter of 2015 driven by more efficient and targeted promotional and marketing spend, and a focus on sizing certain categories, such as consumer electronics, to better fit member needs, that together generated higher margins and increased profitability year-over-year; revenues were also impacted by port issues on the West Coast;

•	Kmart's gross margin rate for the first quarter improved 150 basis points over the prior year first quarter, while Sears Domestic's gross margin rate improved 350 basis points;

•
The Company continues to demonstrate that it has the financial flexibility to fund its transformation and meet its obligations. As of May 2, 2015, we had approximately $726 million in availability under our credit facility and $286 million in cash prior to the impact of the announced REIT transaction which, assuming it successfully closed as of the end of the first quarter, would have resulted in pro forma cash on hand of $2.3 billion and availability under our credit facility of $1.1 billion; and

•
We continue to make progress towards the formation of Seritage Growth Properties, a public real estate investment trust or REIT, and its subsequent purchase of properties from the Company. We expect that we will be declared effective by the SEC this week, and are targeting to launch the rights offering on Friday, June 12, 2015. The transaction will involve the sale and leaseback of approximately 235 Sears and Kmart stores, as well as the purchase of our interest in the joint ventures, with expected proceeds to Sears Holdings of $2.6 billion. This, when combined with the proceeds from the previously announced joint venture transactions, will result in proceeds in excess of $3.0 billion.

Edward S. Lampert, Sears Holdings’ Chairman and Chief Executive Officer, said, "During the first quarter, we made significant progress in our transformation from a traditional, store-network based retail business model to a more asset-light, member-centric integrated retailer leveraging our Shop Your Way platform. As our improved EBITDA results over the last three consecutive quarters demonstrate, we are successfully enhancing our margin rates and

EBITDA performance as we become more efficient with our promotional programs and the use of Shop You Way to replace more traditional forms of marketing with targeted and personalized digital interactions." Mr. Lampert continued, "With the completion of the joint venture transactions with three leading shopping mall owners and operators, and the advanced formation of the Seritage REIT, we will become more productive with our physical store space. This will position Sears Holdings for long-term success consistent with our focus on our best stores, rewarding our best members and pursuing our best categories to transform Sears Holdings into a leading integrated retail membership-focused company leveraging our Shop Your Way platform."
Rob Schriesheim, Sears Holdings' Chief Financial Officer, said, "In the first quarter of 2015, we continued to unlock the value of our assets, enhance shareholder value, and improved quarterly EBITDA performance on a year-over-year basis for three consecutive quarters. Sears Holdings has consistently demonstrated its ability to both meet all of our short-term liquidity needs and fund the long-term transformation of the Company. We continue to make progress towards the formation of Seritage Growth Properties, a public real estate investment trust or REIT. We expect that we will be declared effective by the SEC this week, and are targeting to launch the rights offering on Friday, June 12, 2015, which, if successful, will result in $2.6 billion in cash proceeds to Sears Holdings. When combined with the previously announced joint ventures, this will total $3.0 billion in cash realized. We expect to utilize a portion of the proceeds from the REIT transaction to pay down our existing revolver borrowings. Had the REIT transaction closed in the first quarter, we would have had cash balances of $2.3 billion and availability under our credit facility of over $1.1 billion."
Mr. Schriesheim added, "Consistent with our prior comments on enhancing our flexibility with our capital structure, we have reached agreement with three of our leading ABL lenders, representing $1.175 billion of commitments, on terms pursuant to which they would be willing to amend and extend, to 2020, our $3.275 billion revolving credit facility, currently expiring in April of 2016. We have already initiated discussions with our broader lender group and, if successful, expect to close the refinancing during our second quarter with an extended facility of approximately $2.0 billion maturing in 2020 and the remaining $1.275 billion of the existing ABL in place until April of 2016. Should both the REIT transaction and the amendment and extension of our ABL facility be successful, we will have enhanced our financial flexibility, recapitalized our balance sheet and secured a solid financial foundation to accelerate the investment in our transformation."
Financial Results
Revenues decreased approximately $2.0 billion to $5.9 billion for the quarter ended May 2, 2015, as compared to revenues of $7.9 billion for the quarter ended May 3, 2014, with a significant portion of the decline related to actions taken by the Company in 2014 to streamline our operations and focus on our transformation into a member-centric retailer. The decrease in revenue included a decrease of $697 million associated with Sears Canada, which was de-consolidated in October 2014, $222 million from the separation of the Lands' End business, which occurred in the first quarter of 2014 and $501 million as a result of fewer Kmart and Sears Full-line stores. For the quarter, domestic comparable store sales declined 10.9%, comprised of a decrease of 7.0% at Kmart and a decrease of 14.5% at Sears Domestic, which contributed to $558 million of the decline.
At Kmart, appliances experienced increases in comparable store sales, but was offset by declines in consumer electronics, grocery & household, apparel and drugstore. Excluding the impact of the consumer electronics business, which is a business we are in the process of altering to meet our members' needs, Kmart comparable store sales would have decreased 5.4%. Sears Domestic was also negatively impacted by consumer electronics. Excluding the impact of consumer electronics, Sears Domestic comparable store sales would have decreased 12.9%, primarily driven by decreases in apparel, home appliances, lawn & garden and Sears Auto Centers, which were partially offset by an increase in the mattresses category.
During the quarter, gross margin decreased $310 million, as the above noted decline in sales was partially offset by an improvement in gross margin rate. Gross margin for the first quarter of 2015 included one-time vendor credits of $93 million, while the first quarter of 2014 also included gross margin of $164 million from Sears Canada and $87 million from the Lands' End business, which accounted for $251 million of the decline. Gross margin for the quarter also included charges of $6 million and $7 million in 2015 and 2014, respectively, related to store closures.
Kmart's gross margin rate for the first quarter improved 150 basis points, with increases experienced in a majority of categories, particularly grocery & household and apparel. Sears Domestic's gross margin rate improved 350 basis points for the quarter. Excluding the impact of significant items recorded in gross margin during the quarter which aggregated to a benefit of $92 million and $85 million in 2015 and 2014, respectively, Sears Domestic's gross margin rate improved 160 basis points, with increases experienced in the home appliances and apparel categories. The improvement in gross margin rate in both formats was primarily driven by less promotional activity.
Selling and administrative expenses decreased $408 million in the first quarter of 2015 compared to the prior year quarter. Excluding significant items noted in our Adjusted Earnings Per Share tables, domestic selling and administrative expenses declined $190 million primarily due to decreases in payroll and advertising expenses.
Our effective tax rate for the first quarter of 2015 was 6.3%, compared to a benefit of 0.7% in the prior year quarter. The application of the requirements for accounting for income taxes in interim periods, after consideration of our valuation allowance, causes a significant variation in the typical relationship between income tax expense and pretax income. Our tax rate in 2015 continues to reflect the effect of not recognizing the benefit of current period losses in certain domestic and foreign jurisdictions where it is not more likely than not that such benefits would be realized. In addition, the first quarter of 2015 was negatively impacted by foreign branch taxes, state income taxes and deferred taxes related to indefinite-life assets related to the joint venture agreements.
The Company reported a net loss of $303 million for the first quarter of 2015 compared to $402 million for the prior year period. Net loss for the first quarter of 2015 and 2014 included significant items, which aggregated to expense of $90 million and $186 million, respectively. Adjusting for these significant items, we would have reported a net loss of $213 million and $216 million in the first quarter of 2015 and 2014, respectively.
Financial Position
The Company had cash balances of $286 million at May 2, 2015 compared with $250 million at January 31, 2015.
Short-term borrowings totaled $714 million ($410 million domestic credit facility, $200 million secured short-term loan and $104 million commercial paper) at the end of the first quarter of 2015 as compared to $615 million ($213 million domestic credit facility, $400 million secured short-term loan and $2 million commercial paper) at January 31, 2015. The Company repaid the $200 million secured short-term loan balance on June 1, 2015.
At May 2, 2015, the amount available to borrow under our credit facility was approximately $726 million, which reflects the effect of our springing fixed charge coverage ratio covenant and the borrowing base limitation in our revolving credit facility.
We have reached agreement with three of our leading ABL lenders, representing $1.175 billion of commitments, on terms pursuant to which they would be willing to amend and extend, to 2020, our $3.275 billion revolving credit facility, currently expiring in April of 2016. We have already initiated discussions with our broader lender group and expect to close the refinancing during our second quarter. The amended facility provides additional flexibility with features such as a $1.0 billion accordion, $500 million First-In Last-Out facility and $250 million increase in the Company's ability to incur short-term debt. Under the amendment we currently expect that the new revolver will be approximately $2.0 billion in size maturing in 2020 with the remaining $1.275 billion of the existing credit facility in place until April of 2016.
Total long-term debt (long-term debt and capital lease obligations) was $3.2 billion at both May 2, 2015 and January 31, 2015.
Domestic merchandise inventories at May 2, 2015 were $5.1 billion, as compared to $6.1 billion at May 3, 2014, with the decline being driven by improved productivity and store closures.
Since the first quarter of 2012, we have reduced our net inventory investment by about $2.2 billion. By reducing our net inventory investment and our payables, we have decreased the level of vendor support needed to run our business, de-risking our business model in a way that benefits both us and our vendor partners.
Adjusted EBITDA
The tables attached to this press release provide a reconciliation of GAAP to as adjusted amounts, including Adjusted EBITDA. We believe that our use of Adjusted EBITDA, Domestic Adjusted EBITDA and Adjusted EPS provides an appropriate measure for investors to use in assessing our performance across periods, given that these measures provide adjustments for certain significant items which may vary significantly from period to period, improving the comparability of year-to-year results and is therefore representative of our ongoing performance. Therefore, we have adjusted our results for them to make our statements more useful and comparable. However, we do not, and do not recommend that you, solely use Adjusted EBITDA, Domestic Adjusted EBITDA or Adjusted EPS to assess our financial and earnings performance. We also use, and recommend that you use, diluted earnings per share in addition to Adjusted EPS in assessing our earnings performance.
Forward-Looking Statements
Results are unaudited. This press release contains forward-looking statements, including about our transformation through our integrated retail strategy, our plans to redeploy and reconfigure our assets, our liquidity and our ability to exercise financial flexibility as we meet our obligations and possible strategic transactions. Forward-looking statements, including these, are based on the current beliefs and expectations of our management and are subject to significant risks, assumptions and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. In addition, the statements concerning the ABL transaction and the sale-leaseback/real estate investment trust transaction regarding certain owned real estate also are subject to risks and uncertainties, including our ability to enter into or complete any such transaction on acceptable terms, on intended timetables or at all, the form or terms and conditions of any such transaction, and the impact of the evaluation and/or completion of any such transaction on our other businesses. There can be no assurance that any of these efforts will be successful. The following additional factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: our ability to offer merchandise and services that our customers want, including our proprietary brand products; our ability to successfully implement our integrated retail strategy to transform our business; our ability to successfully manage our inventory levels; our ability to successfully implement initiatives to improve our liquidity through inventory management and other actions; competitive conditions in the retail and related services industries; worldwide economic conditions and business uncertainty, including the availability of consumer and commercial credit, changes in consumer confidence and spending, the impact of rising fuel prices, and changes in vendor relationships; vendors' lack of willingness to provide acceptable payment terms or otherwise restricting financing to purchase inventory or services; possible limits on our access to our domestic credit facility, which is subject to a borrowing base limitation and a springing fixed charge coverage ratio covenant, capital markets and other financing sources, including additional second lien financings, with respect to which we do not have commitments from lenders; our ability to successfully achieve our plans to generate liquidity through potential transactions or otherwise; potential liabilities in connection with the separation of Lands' End, Inc. and disposition of a portion of our ownership interest in Sears Canada, Inc.; our extensive reliance on computer systems, including legacy systems, to implement our integrated retail strategy, process transactions, summarize results, maintain customer, member, associate and Company data, and otherwise manage our business, which may be subject to disruptions or security breaches; the impact of seasonal buying patterns, including seasonal fluctuations due to weather conditions, which are difficult to forecast with certainty; our dependence on sources outside the United States for significant amounts of our merchandise; our reliance on third parties to provide us with services in connection with the administration of certain aspects of our business and the transfer of significant internal historical knowledge to such parties; impairment charges for goodwill and intangible assets or fixed-asset impairment for long-lived assets; our ability to attract, motivate and retain key executives and other associates; our ability to protect or preserve the image of our brands; the outcome of pending and/or future legal proceedings, including shareholder litigation, product liability and qui tam claims and proceedings with respect to which the parties have reached a preliminary settlement; the timing and amount of required pension plan funding; and other risks, uncertainties and factors discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.
About Sears Holdings Corporation
Sears Holdings Corporation (NASDAQ: SHLD) is a leading integrated retailer focused on seamlessly connecting the digital and physical shopping experiences to serve our members - wherever, whenever and however they want to shop. Sears Holdings is home to Shop Your Way®, a social shopping platform offering members rewards for shopping at Sears and Kmart as well as with other retail partners across categories important to them. The Company operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation, with full-line and specialty retail stores across the United States. For more information, visit www.searsholdings.com.

Sears Holdings Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

Amounts are Preliminary and Subject to Change
	13 Weeks Ended
millions, except per share data	May 2, 2015	May 3, 2014
REVENUES
Merchandise sales and services	$5,882	$7,879

COSTS AND EXPENSES
Cost of sales, buying and occupancy	4,364	6,051
Gross margin dollars	1,518	1,828
Gross margin rate	25.8%	23.2%

Selling and administrative	1,681	2,089
Selling and administrative expense as a percentage of total revenues	28.6%	26.5%

Depreciation and amortization	122	155
Impairment charges	—	5
Gain on sales of assets	(107)	(46)
Total costs and expenses	6,060	8,254

Operating loss	(178)	(375)
Interest expense	(90)	(71)
Interest and investment income (loss)	(18)	4
Other income (loss)	1	(3)

Loss before income taxes	(285)	(445)
Income tax (expense) benefit	(18)	3

Net loss	(303)	(442)
Loss attributable to noncontrolling interests	—	40

NET LOSS ATTRIBUTABLE TO HOLDINGS' SHAREHOLDERS	$(303)	$(402)

NET LOSS PER COMMON SHARE ATTRIBUTABLE TO HOLDINGS' SHAREHOLDERS
Diluted loss per share	$(2.85)	$(3.79)
Diluted weighted average common shares outstanding	106.5	106.2

Sears Holdings Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

Amounts are Preliminary and Subject to Change

millions	May 2, 2015	May 3, 2014	January 31, 2015
ASSETS
Current assets
Cash and cash equivalents	$286	$831	$250
Restricted cash	—	11	—
Accounts receivable	474	562	429
Merchandise inventories	5,054	6,726	4,943
Prepaid expenses and other current assets	249	397	241
Total current assets	6,063	8,527	5,863

Property and equipment, net	4,351	5,190	4,449
Goodwill	269	269	269
Trade names and other intangible assets	2,094	2,312	2,097
Other assets	513	632	531
TOTAL ASSETS	$13,290	$16,930	$13,209

LIABILITIES
Current liabilities
Short-term borrowings	$714	$1,230	$615
Current portion of long-term debt and capitalized lease obligations	73	78	75
Merchandise payables	1,685	2,612	1,621
Other current liabilities	1,912	2,284	2,087
Unearned revenues	804	889	818
Other taxes	371	435	380
Short-term deferred tax liabilities	480	484	480
Total current liabilities	6,039	8,012	6,076

Long-term debt and capitalized lease obligations	3,101	2,821	3,110
Pension and postretirement benefits	2,329	1,837	2,404
Sale-leaseback financing obligation	426	—	—
Other long-term liabilities	1,859	1,998	1,849
Long-term deferred tax liabilities	718	800	715
Total Liabilities	14,472	15,468	14,154
EQUITY (DEFICIT)
Total Equity (Deficit)	(1,182)	1,462	(945)
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$13,290	$16,930	$13,209

Total common shares outstanding	106.6	106.4	106.5

Sears Holdings Corporation
Segment Results
(Unaudited)

Amounts are Preliminary and Subject to Change

	13 Weeks Ended May 2, 2015
millions, except store data	Kmart	Sears Domestic	Sears Holdings
Merchandise sales and services	$2,356	$3,526	$5,882

Cost of sales, buying and occupancy	1,838	2,526	4,364
Gross margin dollars	518	1,000	1,518
Gross margin rate	22.0%	28.4%	25.8%

Selling and administrative	623	1,058	1,681
Selling and administrative expense as a percentage of total revenues	26.4%	30.0%	28.6%
Depreciation and amortization	20	102	122
Gain on sales of assets	(18)	(89)	(107)
Total costs and expenses	2,463	3,597	6,060
Operating loss	$(107)	$(71)	$(178)

Number of:
Kmart Stores	973	—	973
Full-Line Stores	—	715	715
Specialty Stores	—	28	28
Total Stores	973	743	1,716

	13 Weeks Ended May 3, 2014
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$2,897	$4,285	$697	$7,879

Cost of sales, buying and occupancy	2,302	3,216	533	6,051
Gross margin dollars	595	1,069	164	1,828
Gross margin rate	20.5%	24.9%	23.5%	23.2%

Selling and administrative	691	1,172	226	2,089
Selling and administrative expense as a percentage of total revenues	23.9%	27.4%	32.4%	26.5%
Depreciation and amortization	23	114	18	155
Impairment charges	—	5	—	5
Gain on sales of assets	(21)	(26)	1	(46)
Total costs and expenses	2,995	4,481	778	8,254
Operating loss	$(98)	$(196)	$(81)	$(375)

Number of:
Kmart Stores	1,123	—	—	1,123
Full-Line Stores	—	765	113	878
Specialty Stores	—	36	326	362
Total Stores	1,123	801	439	2,363

Sears Holdings Corporation
Adjusted EBITDA
(Unaudited)

Amounts are Preliminary and Subject to Change
	13 Weeks Ended
millions	May 2, 2015	May 3, 2014
Net loss attributable to Holdings per statement of operations	$(303)	$(402)
Loss attributable to noncontrolling interests	—	(40)
Income tax expense (benefit)	18	(3)
Interest expense	90	71
Interest and investment (income) loss	18	(4)
Other (income) loss	(1)	3
Operating loss	(178)	(375)
Depreciation and amortization	122	155
Gain on sales of assets	(107)	(46)
Before excluded items	(163)	(266)

Closed store reserve and severance	39	28
Domestic pension expense	57	22
Other (1)	(74)	—
Impairment charges	—	5
Adjusted EBITDA	(141)	(211)

Lands' End separation	—	(10)
Adjusted EBITDA as defined (2)	$(141)	$(221)

Sears Canada segment	—	43
Domestic Adjusted EBITDA as defined (2)	$(141)	$(178)
(1) Consists of one-time credits from vendors, expenses associated with legal matters, transaction costs associated with strategic initiatives and other expenses.
(2) Adjusted to reflect the results of the Lands' End business which were included in our results of operations prior to the separation.

Sears Holdings Corporation
Adjusted EBITDA
(Unaudited)

Amounts are Preliminary and Subject to Change
	13 Weeks Ended
	May 2, 2015			May 3, 2014
millions	Kmart	Sears Domestic	Sears Holdings	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Operating loss per statement of operations	$(107)	$(71)	$(178)	$(98)	$(196)	$(81)	$(375)
Depreciation and amortization	20	102	122	23	114	18	155
(Gain) loss on sales of assets	(18)	(89)	(107)	(21)	(26)	1	(46)
Before excluded items	(105)	(58)	(163)	(96)	(108)	(62)	(266)

Closed store reserve and severance	36	3	39	9	—	19	28
Domestic pension expense	—	57	57	—	22	—	22
Other (1)	8	(82)	(74)	—	—	—	—
Impairment charges	—	—	—	—	5	—	5
Adjusted EBITDA	(61)	(80)	(141)	(87)	(81)	(43)	(211)

Lands' End separation	—	—	—	—	(10)	—	(10)
Adjusted EBITDA as defined (2)	$(61)	$(80)	$(141)	$(87)	$(91)	$(43)	$(221)
% to revenues (3)	(2.6)%	(2.3)%	(2.4)%	(3.0)%	(2.2)%	(6.2)%	(2.9)%

(1) Consists of one-time credits from vendors, expenses associated with legal matters, transaction costs associated with strategic initiatives and other expenses.
(2) Adjusted to reflect the results of the Lands' End business that were included in our results of operations prior to the separation.
(3) Excludes revenues of the Lands' End business that were included in our results of operations prior to the separation.

Sears Holdings Corporation
Adjusted Earnings per Share
(Unaudited)

Amounts are Preliminary and Subject to Change

	13 Weeks Ended May 2, 2015
		Adjustments
millions, except per share data	GAAP	Domestic Pension Expense	Domestic Closed Store Reserve and Severance	Domestic Gain on Sales of Assets	Mark-to-Market Adjustments	Other(1)	Domestic Tax Matters	As Adjusted
Gross margin impact	$1,518	$—	$6	$—	$—	$(93)	$—	$1,431
Selling and administrative impact	1,681	(57)	(33)	—	—	(19)	—	1,572
Gain on sales of assets impact	(107)	—	—	96	—	—	—	(11)
Operating loss impact	(178)	57	39	(96)	—	(74)	—	(252)
Interest and investment loss impact	(18)	—	—	—	19	—	—	1
Income tax expense impact	(18)	(21)	(15)	36	(7)	28	124	127
After tax and noncontrolling interests impact	(303)	36	24	(60)	12	(46)	124	(213)
Diluted loss per share impact	$(2.85)	$0.34	$0.23	$(0.56)	$0.11	$(0.43)	$1.16	$(2.00)

	13 Weeks Ended May 3, 2014
		Adjustments
millions, except per share data	GAAP	Domestic Pension Expense	Domestic Closed Store Reserve, Store Impairments and Severance	Domestic Gain on Sales of Assets	Domestic Tax Matters	Sears Canada Segment	Lands' End Separation	As Adjusted(2)
Gross margin impact	$1,828	$—	$7	$—	$—	$(164)	$(87)	$1,584
Selling and administrative impact	2,089	(22)	(2)	—	—	(226)	(77)	1,762
Depreciation and amortization impact	155	—	—	—	—	(18)	(3)	134
Impairment charges impact	5	—	(5)	—	—	—	—	—
Gain on sales of assets impact	(46)	—	—	13	—	(1)	—	(34)
Operating loss impact	(375)	22	14	(13)	—	81	(7)	(278)
Interest expense impact	(71)	—	—	—	—	2	—	(69)
Interest and investment income impact	4	—	—	—	—	(2)	—	2
Other loss impact	(3)	—	—	—	—	3	—	—
Income tax benefit impact	3	(8)	(5)	5	133	(2)	3	129
Loss attributable to noncontrolling interests impact	40	—	—	—	—	(40)	—	—
After tax and noncontrolling interests impact	(402)	14	9	(8)	133	42	(4)	(216)
Diluted loss per share impact	$(3.79)	$0.13	$0.08	$(0.07)	$1.25	$0.40	$(0.03)	$(2.03)

(1) Consists of one-time credits from vendors, expenses associated with legal matters, transaction costs associated with strategic initiatives and other expenses.
(2) Adjusted to reflect the results of the Lands' End and Sears Canada businesses that were included in our results prior to the separation/disposition.